EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

First Republic Preferred Capital Corporation:

We consent to the use of our report dated March 13, 2006, with respect to the balance sheet of First Republic Preferred Capital Corporation as of December 31, 2005 and 2004, and the related statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, included herein and to the reference to our firm under the headings “Experts” and “Selected Financial Data” in the prospectus.

/s/    KPMG LLP

San Francisco, California

November 28, 2006